TARGA

1000 Louisiana, Suite 4300
Houston, Texas 77002
www.targaresources.com

August 11, 2010

CERTIFIED MAIL

Barry Eddleman
Transcoastal Corporation
17304 Preston Rd. Suite 700
Dallas, TX 75252

RE: Gas Purchase Agreement
Targa Agreement No: 021937 - Ref. No. 095
Effective Date: August 1, 2010

Dear Mr. Eddleman:

Enclosed are two (2) originals of the referenced Agreement that have been executed by Targa North Texas LP.

One (1) fully executed original – **OR FAX** - of the Agreement MUST BE received in our offices by **the 5th of the month following the effective date** for payment to be made on the 25th for the prior month's production based on the terms of the subject Agreement.

NOTE: If you choose to fax, please fax the Commercial Terms, the signatory page, and any changed pages of the fully executed Agreement to (713) 584-1503. Also, be sure to follow the faxed Agreement with one (1) fully executed Agreement by mail, as soon as possible.

To facilitate updating payee information for disbursement of funds, please fax that information, as well as any tax exempt owners (and their percent/decimal) to (713) 584-1503, ATTN: TMS CADO, as soon as possible.

Please review the Agreement, execute **both** originals, retain **one (1) original** for your files, and return **one (1) original** to:

Rose Nguyen
Targa North Texas LP
1000 Louisiana, Ste. 4300, Rm. 4527-F
Houston, TX 77002

For your convenience, a return envelope is enclosed. Please contact me at (713) 584-1323 or Jon Miller at (940) 549-0426 if you have any questions.

Sincerely,

Rose Nguyen
Contract and Division Order Analyst

Enclosures (3)

Copy: Jon Miller

GAS PURCHASE AGREEMENT

BY AND BETWEEN

TRANSCOASTAL CORPORATION

AND

TARGA NORTH TEXAS LP

TARGA CONTRACT NO.: 021937 – Ref. No. 095

Table of Contents

Gas Purchase Agreement

Transcoastal Corporation ("Supplier"), in consideration of the sum of one dollar ($1.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged does hereby grant, bargain, sell and agree to deliver to Targa North Texas LP, ("Company") and Company agrees to purchase from Supplier, subject to the conditions and stipulations set forth in this Agreement and the Exhibits attached hereto, all of "Supplier's Gas" (as hereinafter defined.)

For the purpose of this Agreement, all capitalized terms as used in this Gas Purchase Agreement, and its exhibits, schedules and other attachments, shall have the meaning specified under "Definitions" in Exhibit A, General Terms and Conditions, which is attached hereto and made a part hereof (the "General Terms and Conditions").

COMMERCIAL TERMS AND CONDITIONS

1. COMPENSATION TO SUPPLIER

This Section 1 sets forth the total compensation payable by Company to Supplier for all Supplier's Gas delivered hereunder, including, without limitation, all liquefiable hydrocarbons and other substances separated or extracted or therefrom.

For purposes of this Section 1, the following defined terms are deemed added to Section A.1, Definitions, in the attached General Terms and Conditions:

"Average Daily Volume of Gas" for a particular Month of deliveries shall be equal to the actual volumes of Supplier's Gas delivered by Supplier to Company hereunder at the applicable Delivery Point during that Month divided by the number of Days in such Month.

"NGL Component" means each of the five individual hydrocarbon constituents contained in the Plant Products and/or the Raw Product including ethane, propane, isobutane, normal butane and natural gasoline (with natural gasoline including all pentane and heavier hydrocarbon components).

"Product Pipeline" shall mean, whether one or more, any pipeline accepting delivery of, and transporting, Raw Product produced at the Plant.

"Raw Product" means the mixture of Plant Products extracted and/or produced in the Plant prior to any fractionation or other separation of same into separate, finished products.

A. PLANT PRODUCTS

(1) <u>OBLIGATION</u>

Company shall pay to Supplier a variable percentage (the "Percent of Plant Products," as established below) of the "Plant Products Value" for the Plant Products allocated to Supplier's Gas pursuant to the "Allocation Methodology" provisions below, where **"Plant Products Value"** means the per Gallon "Mont Belvieu Reference Price" established under Section 1.A(2) below for each NGL Component multiplied by the Gallons of that NGL Component allocated to Supplier's Gas delivered during each Month of the Term. Such values will be determined solely using the below methodology, regardless of Company's actual disposition or use of the Plant Products attributable to Supplier's Gas.

The variable "Percent of Plant Products" applicable during a Month for each Delivery Point shall be based on the Average Daily Volume of Gas for that Month for that Delivery Point. These compensation provisions shall not be construed to lessen or modify Supplier's obligations under Section A.12. to maintain a reasonably uniform rate of flow of Gas and the below volumes shall be delivered by Supplier in compliance with such obligations.

Average Daily Volume of Gas	Percent of Plant Products
Less than 100 Mcf	75%
Equal to or Greater than 100 Mcf but less than 300 Mcf	80%
300 Mcf or Greater	85%

(2) VALUE DETERMINATION

"Mont Belvieu Reference Price" means "OPIS Index" minus "Per Gallon Deductions" where:

- "OPIS Index" means the Monthly average of the daily high and low prices per Gallon for the applicable NGL Component for the Month of production, as quoted by the Oil Price Information Service ("OPIS") for "Any Current Month" under "Mont Belvieu Spot Gas Liquids Prices" using (i) the Non-TET prices for the propane, natural gasoline and butane NGL Components; and (ii) the EP Mix price for the ethane NGL Component. Should any of the indexes referenced above be discontinued, the parties shall mutually agree upon a comparable successor index and/or publication.
- "Per Gallon Deductions" are:
  - a fee for the marketing of Plant Products equal to the greater of $0.01 per Gallon or 2.5% of the OPIS Index;
  - the following per Gallon fractionation fee:

    Fee (expressed in cents per gallon) = (0.24 x Gas Price) + [0.5 x (CPI-U/216.177)] + 2.5; where:

    Gas Price = The monthly base price paid by Cedar Bayou Fractionator (CBF) for natural gas for the month for which the raw product is delivered to CBF. Such shall be equal to the Houston Ship Channel-Index (HSCI) as published by INSIDE FERC'S GAS MARKET REPORT®, plus the actual delivery charge relevant thereto, expressed in $/MMBtu. Company will have the right to adjust the Gas Price based upon actual costs for fuel delivered to CBF, including delivery charges, as fuel supply contracts for CBF are renegotiated from time-to-time. The Gas Price as of the date hereof, is HSCI plus $.10/MMBtu.

    CPI-U = "CPI-U Index" as defined in Section A.1 of the attached General Terms and Conditions.

    For illustrative purposes only, should in a given Month the Gas Price be equal to $3.85 per MMBtu, and CPI-U be equal to 215.693, the Fractionation Fee for such Month would be calculated as follows:

    (.24 x 3.85) + [0.5 x (215.693/216.177)] + 2.5 = 3.92288 cents or $0.0392288

  - the then current standard published rates and related costs charged by West Texas LPG Pipeline Limited Partnership or its then current successor Product Pipeline (WTLP) for transportation of Raw Product from the Plant to Mont Belvieu, Texas, including WTLP's standard pipeline tariff charges, pipeline losses, if any, and other related charges imposed by WTLP.

B. RESIDUE GAS

Company shall pay to Supplier the Proceeds attributable to the sale of a variable percentage of Supplier's allocated share of Residue Gas attributable to each Delivery Point equal to the "Percent of Residue Gas" set forth in the table below based on the Average Daily Volume of Gas for the applicable Delivery Point for the Month for which the calculation is being performed.

Average Daily Volume of Gas	Percent of Residue Gas
Less than 100 Mcf	75%
Equal to or Greater than 100 Mcf but less than 300 Mcf	80%
300 Mcf or Greater	85%

Provided, however, that for purposes of calculations of amounts owed under this Section 1.B, the definition of "Proceeds" in the General Terms and Conditions is replaced with the following:

"Proceeds" for Residue Gas attributable to Supplier's Gas delivered under this Agreement during each Month of the Term, shall be determined by multiplying:

(i) the MMBtus of Supplier's allocated share of Residue Gas for that Month (as determined pursuant to the "Allocation Methodology" provisions below), by the

(ii) "Weighted Average Sales Price" per MMBtu, which shall be equal to (A) the aggregate sales proceeds received from the sale of all System Residue Gas during such Month, minus all costs incurred by Company or an Affiliate of Company in connection with such sale, including transportation costs, pipeline tariff transport and demand charges, imbalance charges, fuel, pipeline losses, and other costs of transporting such System Residue Gas DIVIDED by (B) the total MMBtus of System Residue Gas sold during such Month.

For purposes of the above calculation of "Proceeds," the following terms shall have the following meanings:

"System" means all Gathering Systems used to gather any Supplier's Gas under this Agreement and all gas processing plants from which Residue Gas was sold during the Month that are within the same interconnected Gathering Systems within which Supplier's Gas is gathered and processed.

"System Residue Gas" means all Residue Gas sold from the System by Company or an Affiliate of Company on behalf of Company, but excluding any sales of Residue Gas (or unprocessed Gas) sold back to suppliers on the System for lease purposes.

Company shall have the right, at its sole discretion, to sell Products and/or Residue Gas to any Affiliate of Company at a fair and reasonable price, and the price received from such sale shall be the basis for determining the Proceeds as provided above.

2. FEES PAYABLE BY SUPPLIER

In addition to receiving title to Supplier's Gas delivered under this Agreement and all the components or constituents contained in that Gas, Supplier shall be obligated to pay the following fees (the "Fees") to Company:

- CO_2 Treating Fees: For all gas delivered at each Delivery Point, a CO_2 fee equal to 3¢ x (CO_2 MOL Percent contained in that Gas, based on most recent analysis available) x Delivery Point Volume in Mcfs.

- Low Volume Fee: A fee of $200.00 per month per Delivery Point will be assessed for volumes less than 5 Mcf/day.

Pursuant to Section A.7, "Payments to Company," of the General Terms and Conditions, Company may elect, in its sole discretion, to deduct any Fees payable by Supplier to Company from any payments otherwise due Supplier under this Agreement.

3. TERM

This Agreement will become effective on August 1, 2010 (the "Effective Date") and shall continue in full force and effect for five (5) year(s) thereafter (the "Primary Term"). At the end of the Primary Term, this Agreement will continue in effect from year-to-year thereafter, unless canceled by written notice given by either Party to the other not less than thirty (30) Days prior to the end of either the Primary Term or any subsequent extended term, as applicable. The Primary Term and all such renewal or extension terms thereafter, together with any mutually agreed written extensions or modifications thereof, are referred to collectively in this Agreement as the "Term."

4. DELIVERY POINTS

Supplier shall deliver Supplier's Gas to Company under this Agreement at the inlet of the gas measurement facilities of Company or Company's designee or Affiliate which are, or will be, located at, near, and/or immediately downstream of Supplier's separation or dehydration facilities, if same are in use at the Dedicated Wells or at wells located within the Dedicated Acreage which are producing any Supplier's Gas, or other production facilities of Supplier located at such wells and/or at any other mutually agreeable point (the "Delivery Points"). Upon agreement of the Parties, any such Delivery Point may be a central delivery point to which Supplier shall deliver Supplier's Gas from multiple wells.

5. ALLOCATION METHODOLOGY

The portion of Plant Products and Residue Gas produced at the Plant that is attributable to Supplier's Gas delivered to the Delivery Points under this Agreement shall be determined in the manner set forth in Exhibit D to this Agreement.

6. TESTING SCHEDULE

Company shall sample Supplier's Gas at each Delivery Point, for purposes of conducting the tests described under Section A.14, "Settlement Tests," in the General Terms and Conditions, at least semi-annually during the term of this Agreement.

7. PRIOR AGREEMENTS

This Agreement is being executed for the purpose of replacing, as of the Effective Date, the following agreements currently in force between the Parties which include within their scope the purchase, processing and/or gathering of Supplier's Gas produced from the Dedicated Acreage and/or Dedicated Wells:

- "Gas Purchase Agreement" between Glahn Resources, Inc. and Targa Midstream Services Limited Partnership, dated/effective January 1, 2006 and referred to by Company as Contract No. 017849.

8. EXHIBITS

The following Exhibits are incorporated herein by reference and made a part of this Agreement:

Exhibit A – General Terms and Conditions

Exhibit B – Dedicated Acreage and/or Dedicated Wells

Exhibit C – Quality Specifications

Exhibit D – Allocation Methodology

Exhibit E – Special Provisions

In the event of any conflict between the provisions of the above Exhibits and the Commercial Terms and Conditions set forth above, the Commercial Terms and Conditions shall control.

In addition, in the event of any conflict between the Special Provisions contained in Exhibit E and the General Terms and Conditions, the Special Provisions shall control.

If you (Supplier) are in agreement with the terms and conditions set forth in this Agreement, please so indicate by signing below and returning one copy of this Agreement to Company at the address below.

Supplier's Address	17304 Preston Rd. Suite 700 Dallas, TX 75252
Supplier's Contact	Barry Eddleman
Supplier's Phone Number	(972) 818-0720
Supplier's Facsimile Number	
Supplier's E-Mail Address (not to be used for notification purposes)	

Accepted and Agreed to:	Accepted and Agreed to:
Transcoastal Corporation	**Targa North Texas LP** By: Targa North Texas GP LLC, its General Partner
By:	By:
Printed Name: W. A. Westmoreland	Printed Name: Clark White
Title: President - Operation	Title: Vice President
Date: 8-16-10	Date: 8/12/2010
Supplier's Federal Tax ID Number: [illegible]	Company's Federal Tax ID Number: 20-4036176
NOTE: NO DISBURSEMENTS WILL BE MADE BY COMPANY UNTIL THE FEDERAL TAX ID NUMBER IS PROVIDED.	Address: 1000 Louisiana, Suite 4300 Houston, TX 77002 Facsimile: (713) 888-4298

EXHIBIT A – GENERAL TERMS AND CONDITIONS
to
GAS PURCHASE AGREEMENT

A.1. DEFINITIONS

As used in this Agreement, except in those certain instances where the context expressly states another meaning, the following terms and expressions shall have the following meanings:

"Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition, "control" shall mean (i) ownership, directly or indirectly, of either the outstanding voting stock of the controlled Person or any other ownership interest in the controlled Person if such interest has, directly or indirectly, the power to direct or cause the direction of the management and policies of such relevant Person or (ii) operational control of the controlled Person pursuant to an operating agreement, management agreement or other contractual rights.

"Agreement" shall mean this Gas Purchase Agreement, including the Commercial Terms and Conditions, the exhibits and schedules attached hereto or incorporated therein by reference, and any amendments to this Gas Purchase Agreement executed pursuant to the provisions of Section A.33 (9).

"Btu" shall mean British thermal unit or units and shall be defined as the quantity of heat required to raise the temperature of one (1) pound, avoirdupois, of pure water one (1) degree on the Fahrenheit temperature scale (58.5 degrees to 59.5 degrees) at a constant pressure of 14.73 psia.

"Business Day" shall mean any Day in which Federal Reserve member banks in Houston, Texas are open for business.

"Claims" shall mean any claim, demand, and causes of action of any kind and all losses, fines, penalties, damages liabilities, interest, costs, and expenses (including court costs, expert fees, expenses of investigation and reasonable attorneys' fees) relating thereto.

"Commercial Terms and Conditions" shall mean the terms and conditions appearing under the heading "Commercial Terms and Conditions" in the main body of this Agreement.

"CPI-U Index" shall be the Consumer Price Index, All Urban Consumers, U. S. city average, all items, as determined and published by the United States Department of Labor Statistics (the "BLS") or any successor agency thereto. The CPI-U Index shall be taken from the data published by the BLS, as of the date hereof, electronically at the internet address of ftp://ftp.bls.gov/pub/special.requests/cpi/cpiai.txt, or at any successor electronic address or as same is published in hardcopy form.

"Cubic Foot of Gas" shall mean the volume of Gas contained in one cubic foot of space at (1) a pressure base of (a) 15.025 pounds per square inch absolute if produced from lands or water bottoms situated in or off of the coast of Louisiana; or (b) 14.65 pounds per square inch absolute if produced from lands or water bottoms situated in or off of the coast of any other state; and (2) a temperature base of sixty degrees Fahrenheit (60°F). Whenever the conditions of pressure and temperature differ from the above, conversion of the volume from such conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws, corrected for deviation due to supercompressibility by the methods set forth in the American Petroleum Institute Manual of Petroleum Measurement Standards ("API MPMS"), Chapter 14, Natural Gas Fluids Measurement, Section 3, Concentric, Square-Edged Orifice Meters, Parts 1, 2, 3 & 4, 1991 Edition or latest revision and as further detailed in the latest revision of American Gas Association (AGA) Report Number 8, "Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases."

"Day" or **"Daily"** shall mean the period of twenty-four (24) consecutive hours commencing at nine (9:00) o'clock a.m., in the time zone in which the Plant is located, on a calendar day and ending at nine (9:00) o'clock a.m., in that same time zone, on the next succeeding calendar day.

"Dedicated Acreage" shall mean those lands covered by the leases (including any extensions and renewals thereof) more particularly described on Exhibit B.

"Dedicated Wells" shall mean those well(s) and wellbore(s) described on Exhibit B, including any replacement(s) thereto and any other wells situated within the "Setoff Area" described in Exhibit B and completed within any of the same geological formations in which the well(s) described in Exhibit B are completed.

"Delivery Point" shall have the meaning set forth in the "Delivery Points" section of the Commercial Terms and Conditions.

"Drip Liquids" shall mean any liquid hydrocarbons accumulating in drips, separators, equipment and/or pipelines or otherwise recovered at any point between the Delivery Point and the initial inlet scrubber of the Plant (including liquid hydrocarbons recovered by the inlet scrubber); including, without limitation, dirty oil, line drip, scrubber oil, compression and separator liquids and condensate.

"Effective Date" shall have the meaning set forth in the "Term" section of the Commercial Terms and Conditions.

"Fee" shall have the meaning specified in the Commercial Terms and Conditions.

"Fuel" shall mean the Monthly volume of Gas, in Mcf or MMBtu, utilized for Plant and/or Gathering System operations.

"Gallon" shall mean one (1) U.S. Standard Liquid Gallon of two hundred thirty-one (231) cubic inches, adjusted to a temperature of sixty degrees Fahrenheit (60ºF) and equilibrium pressure of the Product measured.

"Gas" or **"Natural Gas"** shall mean all gaseous elements and compounds and mixtures thereof comprising the effluent vapor stream produced from a well.

"Gathering System" shall mean the system of pipes and gathering lines upstream of the Plant which are or will be connected to the Plant and all related equipment and systems which are or will be connected to such pipes and gathering lines including, without limitation, meters, meter runs, compressors, separators, drips and pigging stations.

"GPM" shall mean U.S. Gallons per one thousand (1000) cubic feet of Gas or Gallons per Mcf.

"Gross Heating Value" or **"Heat Content"** shall mean the gross number of British Thermal Units produced by the complete combustion at constant pressure of the amount of dry Gas which would occupy a volume of one (1) Cubic Foot at a temperature of sixty (60) degrees Fahrenheit and under pressure equivalent to:

(1) 15.025 pounds per square inch absolute, if produced from lands or water bottoms situated in or off of the coast of Louisiana or

(2) 14.65 pounds per square inch absolute if produced from lands or water bottoms situated in or off of the coast of any other state,

and with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air, and when the water formed by combustion is condensed to the liquid state, corrected from the water vapor content of the Gas under testing conditions to the actual water vapor content of the Gas as received and delivered. Any Gas containing not more than seven (7) pounds of water vapor per one million (1,000,000) Cubic Feet of Gas is considered to be dry for purposes of correcting Heat Content. The number of Btus per unit volume of Gas, as determined above, shall be converted to the same pressure base as the Gas volume.

"Interest Owners" shall have the meaning ascribed to such term in Section A.8 below.

"Mcf" shall mean one thousand (1,000) cubic feet of Gas (1) at a pressure of (a) 15.025 pounds per square inch absolute, if produced from lands or water bottoms situated in or off of the coast of Louisiana or (b) 14.65 pounds per square inch absolute if produced from lands or water bottoms situated in or off of the coast of any other state, and (2) at a temperature of 60° Fahrenheit.

"MMBtu" shall mean one million British thermal units.

"Month" shall mean a period beginning at the start of the first Day (as set forth in the definition of "Day" above) of a calendar Month and ending at start of the first Day (also as set forth in the definition of "Day" above) of the next succeeding calendar Month, except that the period from the date of first deliveries to the first Day of the following calendar Month shall be deemed to be a Month, and the period between the termination date and the first Day of the calendar Month in which termination occurs shall be deemed to be a Month.

"Party" shall mean Company or Supplier individually. **"Parties"** shall mean Company and Supplier collectively.

"Person" means any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.

"Plant" shall mean a gas processing plant and/or treating facility and other related facilities utilized for Processing Supplier's Gas. It is understood that Supplier's commitment of Gas to Company pursuant to this Agreement is not limited to a specific Plant, it being the intent that Company shall have the right to cause Supplier's Gas to be Processed in any Plant, whether or not owned by Company or its Affiliates, but in a manner consistent with the terms of this Agreement.

"Plant Products" or **"Products"** shall mean the liquid hydrocarbons and non-hydrocarbon components which are removed from Gas during Processing including ethane, propane, isobutane, normal butane, natural gasoline and/or any mixture thereof and methane, to the extent removal thereof is necessary in, or results from, removing other liquid hydrocarbons. Notwithstanding the foregoing, the term Plant Products or Products shall not include sulfur, Drip Liquids or methane.

"Primary Term" shall have the meaning set forth in Section 3 of the Commercial Terms and Conditions.

"Proceeds" shall mean the total proceeds received from the sale of Plant Products and/or Residue Gas, as applicable, adjusted to a F.O.B. Plant basis, unless a specific method for calculating Proceeds is set forth in the Commercial Terms and Conditions. Said adjustments shall include, but not be limited to, adjustments for

- a fee for the marketing of Plant Products equal to the greater of $0.01 per Gallon, 2.5% of the total Proceeds received by Company from the sale of Plant Products or the sales commissions commensurate with the current commission being charged in the industry by independent brokers handling like Products,
- fractionation costs incurred by Company, unless a fixed fractionation fee is specified in the Commercial Terms and Conditions, in which case, such fixed fee shall apply,
- actual storage and loading costs incurred by Company, if any,
- transportation costs incurred by Company, including pipeline tariff charges, pipeline losses, if any, rail car and truck transportation costs, unless a fixed transportation fee is specified in the Commercial Terms and Conditions, in which case, such fixed fee shall apply,
- any freight differentials received or allowed to Third Parties and
- Supplier's allocated share of electricity power charges, if any, allocated in accordance with Exhibit D.

Company shall have the right to sell Products and/or Residue Gas to its Affiliate at a fair and reasonable price and the price received from such sale shall be the basis for determining the Proceeds as provided above.

"Process" or **"Processing"** shall mean the removal of Plant Products and/or impurities from Supplier's Gas using mechanical separation, extraction, condensation, compression, absorption, stripping, refrigeration, cryogenic expansion or other Processing methods.

"psia" shall mean pounds per square inch absolute.

"psig" shall mean pounds per square inch gauge.

"Redelivery Point" shall mean the point at or near the tailgate of the Plant at which the Residue Gas is returned to Supplier or Supplier's designee if Supplier is taking its share of the Residue Gas in kind.

"Residue Gas" shall mean that gaseous portion of Supplier's Gas remaining after Processing (which includes a reduction for Fuel and for all losses or other uses of Gas, including without limitation, Gas which is flared and any Gas which is lost). Without limiting the foregoing, for purposes hereof, lost Gas shall be deemed to include any and all Gas that cannot be found or located, or that is otherwise unaccounted for.

"Supplier's Gas" shall mean all Gas owned or controlled by Supplier now or hereafter produced from the Dedicated Acreage (or any lands pooled, unitized or communitized therewith) and/or Dedicated Wells.

"Supplier's Interest" or **"Interest"** shall mean any oil and gas leasehold, mineral fee, royalty or other interest owned or controlled by Supplier.

"Specifications" shall mean the quality specifications set forth in Exhibit C hereto.

"Taxes" shall mean any and all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, utility, gross receipts, gas or oil revenue, gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, environmental, and other taxes, governmental charges, duties, licenses, fees, permits and assessments.

"Term" shall have the meaning set forth in the Commercial Terms and Conditions portion of this Agreement.

"Third Party" shall mean any Person other than Company or Supplier and their Affiliates.

A.2. UNPROCESSED GAS

Company shall have the exclusive right to Process Supplier's Gas for the extraction of Plant Products. Supplier agrees that prior to delivery to Company at the Delivery Point Supplier's Gas shall not be Processed other than in a conventional separator or separators operating with no internal piping for heat interchange and which operate without any prior chilling or refrigeration other than the cooling which takes place upon expansion of the Gas as it is produced across a choke and into such separator or separators. Furthermore, Supplier agrees not to utilize units designed to remove liquid hydrocarbons, including Products, by means of low temperature separation equipment, lean oil absorption, turbo-expander or mechanical refrigeration equipment, dry bed extraction equipment or any other type of equipment which would reduce the liquid hydrocarbon or Btu content of Supplier's Gas prior to delivery to Company at the Delivery Point.

A.3. WARRANTY AND TITLE

Supplier represents and warrants that:

- it has good and clear title to all Supplier's Gas delivered to Company hereunder or, alternatively, that it has the full right, power and authority to sell such Supplier's Gas; and
- such Supplier's Gas is free and clear of all liens, encumbrances and adverse claims.

Supplier agrees to indemnify and defend Company and its Affiliates and the directors, officers, agents, and employees of Company and its Affiliates and save them harmless from all Claims of any and all Persons to any Supplier's Gas delivered by Supplier under this Agreement or to any compensation payable to Supplier under this Agreement, except for Claims arising by, through or under Company.

In the event Supplier's right to any compensation payable under this Agreement or title or right to sell Supplier's Gas is questioned by any Person, including Company, Company shall have the right to withhold payment of any compensation payable to Supplier, without liability for interest, during the period of time any action or claim regarding same is pending or until Supplier's right to the proceeds of sale of, or title and/or right to sell, Supplier's Gas is freed from such question, or until Supplier furnishes Company with a bond acceptable to Company that will save Company harmless from any Claims that may arise from Company having made payment of any amounts to Supplier to which Supplier was not entitled or for Supplier's Gas in which Supplier did not have good and clear title and/or the right to sell hereunder.

Company shall have the right to demand, at any time and from time to time, and Supplier shall furnish to Company, assurance of title and/or the right to sell Supplier's Gas hereunder in a form acceptable to Company, including:

- abstracts of title to the Dedicated Acreage or Dedicated Wells;
- copies of the oil and Gas lease(s) covering the Dedicated Acreage or Dedicated Wells and certified copies of any assignments of any Interests therein;
- a certification of Supplier's Interest covered hereunder including the names of all other working interest owners and the gross working interest owned by Supplier and each of the other working interest owners whose interests are included in this Agreement, if any;
- division order title opinions, and executed division and/or transfer orders;
- and such other documents as may be necessary or desirable to satisfy the attorneys of Company that Supplier has good and clear title or right to Supplier's Gas and/or the right to commit same hereunder; and

Unless otherwise provided elsewhere in this Agreement, title to and risk of loss for Supplier's Gas (including any and all components and substances contained in or extracted therefrom) shall pass from Supplier to Company at the Delivery Point. Supplier does hereby transfer, assign and convey to Company, free of cost to Company, title to Supplier's Gas consumed as Fuel in the Gathering System and/or Plant and all Gas which is flared, leaked or otherwise lost in the operation of the Plant and/or the Gathering System. Company shall also take title to one hundred percent (100%) of the Products, Drip Liquids and sulfur attributable to Supplier's Gas.

A.4. LEASE EXPIRATION

In the event an oil, Gas and/or mineral lease or other type of interest pursuant to which Supplier derives its Interest in all or portions of the Dedicated Acreage and/or Dedicated Wells should terminate before the expiration of this Agreement, then this Agreement shall be canceled contemporaneously with such termination, but only as to the lands and wells which were subject to said lease or other type of interest. Should Supplier subsequently acquire an Interest in such lands, within a period of six (6) Months of such cancellation then this Agreement shall cover and include Supplier's Interest in either: i) such lands to the extent they were originally within the Dedicated Acreage; and/or ii) any wells which were Dedicated Wells prior to the termination of said lease or other interest; from the date of Supplier's acquisition of such Interest and Supplier agrees to execute all instruments that Company may reasonably require in order to evidence such fact.

A.5. SPECIFICATIONS

Supplier's Gas delivered to Company hereunder shall be merchantable, unprocessed Gas, at all times complying with the Specifications.

The determination as to conformity of Supplier's Gas with the Specifications shall be made by Company in accordance with generally accepted procedures of the Gas industry including chromatograph analysis. Such determinations shall be made as often as Company deems necessary and Supplier may witness such determinations or make joint determinations with its own appliances. If in Supplier's judgment the result of any such test or determination is inaccurate, Company, at Supplier's request, will again conduct the questioned test or determination, and the costs of such additional test or determination shall be borne by Supplier unless same shows the original test or determination to be materially inaccurate.

Failure to Meet Specifications: Should any of Supplier's Gas delivered by Supplier hereunder at a given Delivery Point fail to meet any of the Specifications, Company may at its option accept, or immediately discontinue or curtail receipt of Supplier's Gas at such Delivery Point until such time as Supplier's Gas meets the required Specification(s). Company may elect to take Supplier's Gas not meeting the Specification(s); however, Company's election to do so shall not constitute a waiver of the Specification(s) as to any other Supplier's Gas.

Should Supplier's operations or any of Supplier's Gas create a condition which in the judgment of Company tends to endanger the Plant or other property of Company or the lives or property of Company's employees or any Third Party, Company may discontinue receipt of Supplier's Gas so long as such condition exists.

Company shall notify Supplier of such failure of Supplier's Gas to meet the Specification(s) and Supplier shall make diligent effort to deliver such Gas conforming to the Specification(s). If Supplier fails and/or refuses to deliver Gas conforming to the Specifications, within a reasonable time following Supplier's receipt of Company's notice, Company shall have the right to terminate this Agreement as to the leases and/or wells producing Supplier's Gas which fails to meet the Specification(s) without any liability whatsoever to Supplier.

Fee: If Company accepts delivery of Supplier's Gas which does not meet the Specifications, Company may charge a treating fee to cover the reasonable costs incurred by Company to monitor Supplier's Gas quality and/or to bring Supplier's Gas within the Specification(s). In addition, Supplier agrees to indemnify, defend and hold Company harmless from and against any and all Claims arising out of, relating to or in any way connected with, the delivery of Supplier's Gas to Company which does not meet the Specifications.

A.6. PAYMENTS TO SUPPLIER

Payment of amounts owed hereunder by Company to Supplier shall be made not later than the last Business Day of each Month for all Supplier's Gas delivered to Company during the preceding Month. Payments to Supplier, unless Company is otherwise instructed in writing by Supplier, will be made via Automated Clearing House (ACH). Supplier shall be furnished a separate statement showing full details of Supplier's account. Statements to Supplier, unless Company is otherwise instructed in writing by Supplier, will be delivered via email or fax. If during any Month the amount payable hereunder shall be less than one hundred dollars ($100.00), or such lower amount as may be required by applicable law, Company may withhold payment without penalty or interest until such time as the amount payable to Supplier equals or exceeds such amount, in which event, payment shall be made on the next regular Monthly payment date. Within thirty (30) Days after expiration or termination of this Agreement, Company shall pay Supplier all amounts which are due and owing under this Agreement.

Examination by the Supplier of the accounting records maintained by Company respecting Supplier's Gas shall be permitted by Company during normal business hours upon reasonable written request within two (2) years from date of statement or invoice, as applicable. If any such examination reveals any inaccuracy in any statement, charge or invoice which is agreed to by the Parties, the necessary adjustment shall be made promptly. Failure to make a claim on Company for adjustment within such two (2) year period shall presumptively establish the correctness of such statements and/or invoices and shall preclude the making of claims for adjustment thereon by Supplier in any manner whatsoever, whether by filing an action in a court of law or otherwise. The making of a written claim for adjustment against Company within the required time period shall operate to suspend the running of the applicable statute of limitations for such claim for a period of two (2) Months following Company's receipt of such written claim to allow the Parties to amicably resolve such dispute.

Notwithstanding any change in ownership of Supplier's Interest, Company shall never be required to make payments or to give notices required under the provisions of this Agreement to more than one party, and, in the event Supplier's Interest shall ever be owned by more than one party, Company may withhold (without interest) further payments and notices until all of the owners thereof have designated one party to act for them in all respects relating to Supplier's Interest and this Agreement, including the rendering of bills, the submission of charts, and the receipt of payments and notices hereunder.

A.7. PAYMENTS TO COMPANY

Company shall, at its discretion, either email, fax or mail statements or invoices, as applicable, pertaining to Supplier's Gas delivered hereunder by the last Day of each Month for the preceding calendar Month. Supplier shall pay each invoice rendered hereunder within fifteen (15) Days of Supplier's receipt of the invoice. Company shall have the option to deduct the amount of any Fees owed by Supplier to Company from any payments otherwise due Supplier.

A.8. ROYALTIES AND OTHER PAYMENTS

Supplier hereby assumes sole responsibility for accounting to and paying the lessors, working interest owners, royalty owners and all other Persons legally entitled thereto (the "Interest Owners") all royalties, overriding royalties, bonus payments, production payments and other payments due on Supplier's Gas and the Plant Products, Drip Liquids and sulfur extracted therefrom (or the Proceeds attributable thereto) and **Supplier agrees to and does hereby indemnify, defend and hold Company and its Affiliates (including its Affiliates' directors, officers, employees, agents or representatives) harmless from and against any and all Claims arising out of, relating to or in any way connected with, the payments provided for in this Section A.8 and/or Supplier's failure to make such payments.**

A.9. TAXES

Supplier agrees to bear and to pay or cause to be paid all Taxes applicable to Supplier's Gas delivered to Company hereunder. In addition, Supplier agrees to bear all Taxes assessed on Supplier's settlement share of the Plant Products and Residue Gas extracted from Supplier's Gas (or the Proceeds attributable thereto, as the case may be) and any fuel use, Processing or environmental Taxes which may be assessed against Company. If for any reason Company is required to disburse any such Taxes, Company shall deduct the amounts so paid from any amounts paid to Supplier hereunder or shall invoice Supplier for same if no such payments are made by Company or if the payments made are insufficient to cover such Taxes and/or assessments. Each Party agrees to make all Tax reports, which it is obligated to make to the applicable taxing authorities.

Neither Party hereto shall be responsible or liable for any Taxes or other statutory charges levied or assessed against any of the facilities of the other Party used for the purpose of carrying out the provisions of this Agreement. Each Party shall pay any and all ad valorem, employment, occupation, income and other Taxes of like nature levied, assessed or collected on or with respect to that Party's property, operations or income derived hereunder or shall furnish to the other Party all Tax exemption certificates exempting such Party from the obligation to pay any such Taxes.

A.10. DELIVERY PRESSURE

Supplier shall make delivery of Gas hereunder to Company at a pressure sufficient to enable Supplier's Gas to enter the Gathering System against the pressure maintained therein from time to time, it being understood that such operating pressures may fluctuate substantially over the term of this Agreement.

A.11. RESERVATIONS BY SUPPLIER

Supplier hereby expressly reserves the following rights with respect to Supplier's Gas:

- the right to use Supplier's Gas prior to delivery to Company for (1) developing and operating the Dedicated Wells and/or the wells situated on the Dedicated Acreage and (2) to fulfill obligations to Supplier's lessors or royalty interest owners therein, including Gas delivered pursuant to the exercise of any take-in-kind rights which such lessors and/or royalty owners may have and/or Gas delivered pursuant to good faith settlement agreements with lessors concerning take-in-kind right claims or demands;
- the right to pool, combine, unitize or communitize the Dedicated Acreage (or any portion thereof) committed hereto with other lands and leases so long as such action does not reduce Supplier's Gas reserves and, in the event of any such pooling, combination, unitization or communitization, this Agreement will cover Supplier's Interest in the pool or unit formed and the Gas attributable thereto; and,
- the right to operate Supplier's properties free from any control by Company and in such manner as Supplier, in its sole discretion, may deem advisable, including, without limitation, the right, but not the obligation, to drill new wells, to repair and rework old wells, or to renew or extend, in whole or in part, any Lease dedicated hereunder or to abandon any well or surrender any land or lease, in whole or in part, when no longer deemed by Supplier to be capable of producing Gas in paying quantities.

A.12. PRODUCTION IN CONFORMANCE WITH FLOW SCHEDULE

In order to maintain maximum Plant efficiency on a (twenty-four) 24-hour operating schedule, it is desired by the Parties hereto to maintain a reasonably uniform rate of flow of Gas to said Plant over each (twenty-four) 24-hour period. Accordingly, Supplier shall, at its option, either (1) regulate its producing schedule so that Supplier's Gas shall be supplied from Supplier's well or wells at a reasonably uniform rate of flow or (2) accept and follow a producing schedule to be established by Company from time to time. Company shall take into consideration the wishes of Supplier in establishing the producing schedule for Supplier's well or wells. Anything else contained in this Agreement to the contrary notwithstanding, Supplier hereby agrees that in the event it fails to comply with the above provisions of this Article, such failure shall give Company the right, at its option, to refuse to accept delivery of Supplier's Gas during any period of such non-compliance. Should Supplier produce and deliver Gas by intermitted or by stopcock production methods, Company shall have the option to change the measuring facility to insure a constant recording pattern for the delivery of Supplier's Gas. These methods may include installation of pressure restricting devices upstream of the facilities owned by Company or Company's designee. All costs associated with this conversion shall be borne by Supplier or Supplier shall provide Company or Company's designee with the appropriate equipment for such facilities. If Supplier elects to furnish the equipment, the operation of said equipment shall remain the responsibility of Company or Company's designee.

A.13. FLUSH GAS AND CURTAILMENT CONDITIONS

A "Flush Gas Condition" exists whenever the Gathering System, if any, utilized to deliver Gas to the Plant and/or the Plant is of insufficient capacity to gather and/or Process all of the Gas connected thereto. During any period when a Flush Gas Condition exists, Company shall only be obligated to take Supplier's Gas ratably as to quantity with all other Gas of the same quality connected to the Plant.

During any periods of curtailment by Residue Gas and/or Products purchasers or transporters (a "Curtailment Condition"), Company shall only be obligated to take Supplier's Gas to the extent that such Residue Gas and/or Product purchasers or transporters are taking Residue Gas and/or Products.

Notwithstanding anything in this Agreement to the contrary, Company shall not be obligated to expand the capacity of the Gathering System or Plant to accommodate Supplier's Gas. Supplier shall have the right to dispose of the excess Gas not taken by Company on a temporary basis during any Flush Gas or Curtailment Condition, subject to Company's right to take such Gas at any subsequent time upon giving Supplier at least ten (10) Days' written notice of its election to do so.

A.14. SETTLEMENT TESTS

In accordance with the testing schedule as set forth in the section entitled "Testing Schedule" of the Commercial Terms and Conditions, Company shall obtain a representative sample of Supplier's Gas at each Delivery Point and determine the composition in mole percent, theoretical Product content in GPM, Gross Heating Value in Btu per cubic foot on a water saturated basis, gasoline

content (iC_5+), if required, specific gravity and hydrogen sulfide by means of Gas chromatography according to the latest edition of Gas Processors Association (GPA) Standard 2261, "Analysis of Natural Gas and Similar Gaseous Mixtures by Gas Chromatography" or other generally accepted methods in the industry. The Gas samples shall be taken at the actual flowing conditions, in accordance with the latest edition of GPA Standard 2166, "Obtaining Natural Gas Samples for Analysis by Gas Chromatography." The Gross Heating Values for various hydrocarbon components shall be determined from the latest edition of GPA Standard 2145, "Table of Physical Constants of Paraffin Hydrocarbons and other Components of Natural Gas." The specific gravity may be determined by the use of a gravitometer of the Ranarex type. The hydrogen sulfide content shall be determined according to the latest edition of GPA Standard 2377 entitled "Test for Hydrogen Sulfide and Carbon Dioxide in Natural Gas Using Length of Stain Tubes" or by Gas chromatography according to the latest edition of GPA Standard 2261. The calculations of Product GPM's determined from such analysis shall be made by utilizing applicable conversion factors (corrected to the measurement conditions herein stated) as contained in the latest edition of GPA Standard 2261. These methods may be replaced, at Company's discretion, by any method commonly used in the industry. All analysis results shall be utilized for settlement purposes beginning with the Month following the Month in which the results were obtained, and shall be effective until the next scheduled test. The settlements tests shall be made by Company in accordance with the Testing Schedule except when, in the opinion of either Party, a change in the method of operations of the lease will affect materially Supplier's Gas composition, Gross Heating Value, specific gravity and/or hydrogen sulfide content, in which event, the tests shall be made at the demand of either Party upon ten (10) Days' notice to the other Party. If the Supplier makes such demand, the reasonable cost for such settlement test shall be reimbursed by Supplier to Company. Company shall notify Supplier in writing at least ten (10) Days' prior to any settlement tests conducted hereunder in order that Supplier may have a representative present to witness such tests and/or make joint tests with its own appliances. If the Gas composition, Gross Heating Value, specific gravity and/or hydrogen sulfide content as revealed by any analysis made in accordance with the Testing Schedule is substantially the same as determined in the previous analysis, or if the volume of Gas delivered hereunder is less than fifty thousand cubic feet per Day (50 Mcf per Day), then Company, in its sole discretion, shall have the right to reduce the frequency of settlement tests. Notwithstanding the testing schedule set forth in the section entitled "Testing Schedule" of the Commercial Terms and Conditions, if a well subject to this Agreement produces less than a Monthly average rate of (a) one hundred thousand cubic feet (100 Mcf) per Day, if the GPM content of the Gas delivered from such well is 2 GPM or less or (b) twenty thousand cubic feet (20 Mcf) per Day, if the GPM content is 2 GPM or more, Company, in its sole discretion, shall have the right to suspend all or a portion of such tests until the well produces at the rates as set forth in (a) and (b) above, as applicable for at least two consecutive Months. If Company suspends any such testing, the most recent test that was made shall be utilized for settlement purposes unless Company subsequently elects to test such well, in which event, such test shall thereafter be used for settlement purposes.

A.15. METERS AND MEASUREMENT

Supplier's Gas delivered hereunder shall be measured by a suitable orifice meter, or meters, or other generally accepted measuring devices, of standard make near the Delivery Point. Such metering equipment shall be installed, operated and the volumes calculated in accordance with the prescribed recommendations of American Petroleum Institute Manual of Petroleum Measurement Standards ("API MPMS"), Chapter 14, Natural Gas Fluids Measurement, Section 3, Concentric, Square-Edged Orifice Meters, Parts 1, 2, 3 & 4, 1991 Edition or latest revision. Revisions to such Edition shall apply to computations and operation of meter installations but shall not be construed to require modifications to, or replacement of, said equipment. The computation of all Gas volumes measured by orifice meter shall also be made in accordance with API Chapter 20, as amended from time to time; provided, however, that all factors involved in the computation of Gas volumes measured hereunder shall be subject to and in accordance with applicable state laws. Company may, at its option, install an electronic flow recorder to record the static and differential pressures, flowing temperature and volume of such Gas. In the event the Gas is measured by positive displacement meters, such meters shall be installed, maintained and operated in accordance with AGA Report No. 7, 1985 edition (for turbine meters) or ANSI/ASC B109.3-1992 edition (for rotary meters), as such publications may be supplemented and amended from time to time. All of Supplier's Gas volumes measured hereunder shall be computed to a standard pressure base of (1) 15.025 pounds per square inch absolute, if the Gas is produced from properties situated in or off the coast of Louisiana; and (2) 14.65 pounds per square inch absolute, if produced from properties situated in or off the coast of any other State, at a standard base temperature of sixty (60) degrees Fahrenheit.

Company shall periodically, but no less frequently than the schedule agreed to for Settlement Tests which are performed as provided in the section entitled "Settlement Tests", test the accuracy of the measuring equipment operated by it hereunder using means and methods generally accepted in the Gas industry. If, at any time, the Gas measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to read accurately, within the limits prescribed by the manufacturer. In case any question arises as to the accuracy of the meter measurement, said meter or meters shall be tested upon the demand of either Party. The expense of such tests shall be borne by the Party demanding such test if the meter is found to be correct and by Company if found to be incorrect. Such equipment will be judged incorrect if inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average rate of flow for the period since the last test. If such equipment is out of service or incorrect, then any previous readings of such equipment shall be corrected to zero error for any period which is known definitely or agreed upon; but in case the period is not known definitely or agreed upon, such correction shall be for a period equal to one-half (½) of the time elapsed since the last test, which shall not exceed forty-five (45) Days. No correction will be made for prior periods for recorded inaccuracies of two percent (2%) or less. The volumes delivered during the period such measuring equipment is out of service or incorrect shall be estimated by the Parties on the basis of the best data available using the most feasible of the following methods:

- By using the registration of any check measuring equipment installed and accurately registering;
- By correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculations;
- By estimating the quantity of Gas delivered through the meter based on the quantity delivered through the same meter during the preceding period under similar conditions when the meter was registering accurately; or
- Using other mutually agreeable methods.

Each Party shall preserve all charts, volumetric data, meter test data and applicable Gas analyses for at least two years, unless a longer time period is prescribed by applicable regulations, including any charts or test data covering any check meters that are

installed. Should such data be the property of Company's designee, Company and Supplier shall be subject to the retention practices (and availability of such data) of Company's designee. At any time within such period, upon reasonable advance written request by either Party, records and/or charts from the measuring equipment, together with calculations therefrom, will be submitted for such requesting Party's inspection and verification at the offices of the Party maintaining such records during normal business hours.

Supplier or Supplier's designee shall have the right to install, maintain, and operate such check measurement equipment as it may desire as long as such equipment does not interfere with or impede in any way the operation of Company's measurement or other equipment hereunder, and all calibrating and adjusting of check meters and changing of charts shall be done by Supplier or its designees and at its sole cost, risk and expense. Notice of the time and nature of each test shall be given by Supplier to Company sufficiently in advance to allow Company the opportunity to have a representative present during such tests, if Company so desires.

If Supplier elects to install compression near the measuring facilities installed by Company or Company's designee, it shall be the responsibility of Supplier to reduce or eliminate any sources of pulsation in such metering facilities. This may include installation of pulsation plates, acoustic filters, pulsation bottles or other types of pulsation dampening equipment prior to delivery of Gas into the metering facilities.

A.16. RIGHT OF WAY

Insofar as Supplier has the right to do so, Supplier hereby grants to Company an easement across the properties covered hereby to lay and maintain lines and install, maintain and operate any equipment necessary to its operations and Company shall have the right of free entry for any purposes incidental to Company's operations so long as such operations do not materially interfere with Supplier's oil and Gas operations or the rights of the owners of such properties. Supplier warrants to Company peaceable access of ingress and egress across such properties at all times for the performance of Company's operations. All lines of pipe and other equipment placed by Company on said properties shall remain the property of Company, and, subject to the terms of this Agreement, may be removed by Company at any time.

A.17. INDEMNITIES

Each of the Parties hereto shall indemnify and hold the other harmless from and against any Claims arising out of the operations conducted hereunder by such indemnifying Party to the extent resulting from the negligence or willful misconduct of such indemnifying Party, its agents or its employees.

A.18. RESERVE INFORMATION

From time to time hereafter, Company may request information from Supplier regarding Supplier's geological and reserve information pertaining to the Dedicated Wells and any wells situated on the Dedicated Acreage or on lands pooled, unitized or communitized therewith. Such information may be required by Company to evaluate the amount of Gas that Supplier is capable of delivering in connection with modifications to Company's Processing facilities and for other business purposes. Supplier will, in a timely manner provide such information as requested by Company, including reasonable access to Supplier's employed or contracted geological and engineering personnel. With respect to any information supplied to Company, Supplier makes no warranties, express or implied, as to the accuracy or reliability of such information. Company agrees to maintain the confidentiality of the information supplied to Company by or on behalf of Supplier as provided herein.

A.19. UNECONOMIC GAS

If, in Company's sole judgment, the Gas available at any Delivery Point provided for hereunder is or becomes uneconomic for Company to gather and/or Process due to insufficient volume, Plant Product content, price, quality, changes in law or governmental regulations, or for any other reason, either i) Company shall not be required to take such Gas so long as such condition exists, or ii) Company shall have the option, exercisable in its sole discretion, to terminate this Agreement as to any or all wells or any then–producing formations comprising such well(s) delivering Supplier's Gas to such a Delivery Point.

A.20. UNACCEPTABLE PLANT ECONOMICS

If at any time the operation of the Plant, Gathering System and/or other related equipment is rendered uneconomic, in Company's sole judgment, due to the volume and/or Product content of all Gas committed and being delivered to Company for Processing in the Plant, due to changes in law or governmental regulations, or due to any other cause, Company shall have the option to either: i) not take all or any portion of Supplier's Gas so long as such condition exists or ii) to terminate this Agreement upon thirty (30) Days' prior written notice to Supplier.

A.21. TERMINATION

Upon termination of this Agreement (either in its entirety or as to any specific lease or well), this Agreement shall cease to have any force or effect except as to unsatisfied obligations or liabilities of either Party attributable to the period prior to the Day immediately succeeding the Day of termination, or arising thereafter as a result of such termination.

A.22. POST TERMINATION DELIVERIES

In the event this Agreement terminates or is otherwise terminated as provided herein and Supplier and Company are in the process of negotiating a replacement and/or extension hereto, Company may, at its option, continue to purchase Supplier's Gas on a Day to Day basis under the same terms and provisions set forth in this Agreement, except that, in Company's discretion, Company may suspend payment of any amounts owed to Supplier covering the period subsequent to such termination until (1) a fully executed Agreement is entered into between Supplier and Company covering such production or (2) either Party notifies the other of its intent to discontinue the purchase and sale of Supplier's Gas. Supplier or Company shall have the right to terminate such Day to Day purchase and sale of said Gas upon twenty-four (24) hours prior written notice to the other Party and Supplier.

A.23. SCOPE

In the event this Agreement covers more than one lease or well, this Agreement shall be construed as a separate agreement covering each lease or well, as applicable.

A.24. FORCE MAJEURE

If either Party is rendered unable, wholly or in part, by force majeure or any other cause of any kind not reasonably within its control to carry out its obligations under this Agreement, other than to make payments due hereunder, the obligations of the Party giving such notice, so far as and to the extent that they are affected by such force majeure or other cause, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. The Party suffering force majeure shall give notice and full particulars of such force majeure in writing or by facsimile to the other Party as soon as possible after the occurrence of the cause relied on.

The term "Force Majeure" shall include, without limitation, acts of God, strikes, lockouts or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, Plants, pipelines, Gathering Systems, or other related facilities, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, sabotage, breakage or accidents to equipment, machinery, Gathering Systems, Plants, facilities or lines of pipe, the making of repairs or alterations to lines of pipe, Gathering Systems, Plants or equipment, inability to secure labor or materials, freezing of wells or lines of pipe, partial or entire failure of wells or lines of pipe, partial or entire failure of gas supply, electric power shortages, necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a governmental authority having or asserting jurisdiction, inclement weather that necessitates extraordinary measures and expense to construct facilities and/or maintain operations and any other causes, whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Such term shall likewise include, in those instances where either Party hereto is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials, supplies, permits and permissions. The term "Force Majeure" shall also include any event of force majeure occurring with respect to the facilities or services of either Party's Affiliates or service providers providing a service or providing any equipment, goods, supplies or other items necessary to the performance of such Party's obligations.

The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and any obligation hereunder to remedy a Force Majeure event or situation with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the sole discretion of the Party having the difficulty.

Either Party may briefly interrupt its performance hereunder for the purpose of making necessary or desirable inspections, alterations and repairs; and the Party requiring such relief shall give to the other Party reasonable notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable or in cases where the operations of the other Party will not be affected. The Party requiring such relief shall endeavor to arrange such interruptions so as to inconvenience the other Party as little as possible. Service interruptions on the part of either Party that are sanctioned by this provision are expressly included within the definition of "Force Majeure" for the purpose of this Agreement.

A.25. ASSIGNMENT

This Agreement shall extend to and be binding upon the Parties hereto, their heirs, successors and assigns. If Supplier assigns or conveys all or any part of Supplier's Interest, Supplier shall provide in any instrument of assignment or conveyance that the Interests assigned are conveyed subject to the terms and conditions of this Agreement and that the party or parties to whom such assignment or conveyance is made shall be bound by the terms of this Agreement. No transfer of or succession to the Interest of Supplier hereunder, wholly or partially, shall affect or bind Company until Company shall have been furnished with written notice and the original instrument or a certified copy or an acceptable photocopy of the recorded instrument or instruments effecting such change of ownership, which Supplier agrees to provide to Company within ten (10) Days of recording same. **Any change of ownership shall be effective for purposes of this Agreement on the first Day of the Month following the Month in which notice is received by Company.**

A.26. ADMINISTRATIVE INFORMATION

It is understood and agreed that unless or until any tax exemption certificates applicable to Supplier's Gas are provided to Company, Company shall be authorized to withhold any payments Company is obligated to make hereunder, without interest.

Supplier further agrees to provide to Company within a reasonable period of time any information that Company needs to properly administer this Agreement including the following:

- Notice of any new wells, the production from which will be subject to this Agreement, including the well name, well number, meter numbers (if assigned and available), American Petroleum Institute (API) Numbers, State Identification Numbers, X and Y coordinates, and latitude and longitude information;
- Notice of any change in the operator, including any new operator's legal name and address, and a copy of any change of operator notices filed with the appropriate state or federal agencies which Supplier agrees to send to Company within ten (10) Days of filing same; and
- Copies of any plugging and abandonment notices and reports filed with the appropriate state or federal agencies, which Supplier agrees to send to Company within ten (10) Days of filing same.

A.27. NOTICE

Any notice hereunder shall be in writing and shall be delivered personally, by mail (either U. S. Express Mail, registered mail or certified mail) or by facsimile to the Party's address set forth in the Commercial Terms and Conditions. A notice sent by facsimile or telex shall be deemed to have been received by the close of the Business Day following the Day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party. Notice by U. S. Mail, whether by U. S. Express Mail, registered mail or certified mail, or by telegram or courier shall be deemed to have been received upon actual receipt, or such earlier time as is confirmed orally or in writing by the receiving Party. Any Party may change its address or facsimile number by giving notice of such change in accordance herewith.

A.28. LIMITATION OF LIABILITY

Notwithstanding anything to the contrary in this Agreement, a Party's damages resulting from a breach or violation of any covenant, condition or provision contained in this Agreement by the other Party shall be limited to actual direct damages, and neither Party shall be entitled to recover from the other Party any other damages for such breach or violation, including, without limitation, indirect, special, consequential, incidental or punitive damages, unless the Party seeking reimbursement for such damages is legally required to pay same to a Third Party.

A.29. CONFLICTS OF INTEREST

No director, employee or agent of either Party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement. Any representative(s) authorized by either Party may, at its sole expense, audit the applicable records of the other Party solely for the purpose of determining whether there has been compliance with this section.

A.30. GOVERNING LAW

This Agreement shall be subject to the jurisdiction of, governed by and construed in accordance with the laws of the State of Texas (excepting, however, that, as to any Gas produced outside of the State of Texas, the provisions of the Texas Natural Resources Code, or any successor code or grouping of statutes shall not be applicable) without regard to any conflict of laws and/or rules that may direct the application of the law of any other jurisdiction. In addition, this Agreement shall be subject to and performed in accordance with all present and future, applicable and valid orders, laws, rules and regulations of any duly constituted federal, state or local governmental authority now or hereafter having jurisdiction over the Parties, their facilities, Supplier's Gas and/or this Agreement.

A.31. CONFIDENTIALITY

1) Supplier agrees that it will maintain the Commercial Terms and Conditions of this Agreement in strictest confidence and that it will not cause or permit disclosure of those terms to any third party without the express written consent of Company. Disclosures otherwise prohibited by this Section A.31. may be made by Supplier: (1) to the extent necessary for Supplier to enforce its rights hereunder against Company, (2) to the extent Supplier is contractually or legally bound to disclose financial information to a third party such as a royalty owner, partner, shareholder, or commercial lender, or (3) only to the extent to which Supplier is required to disclose all or part of the Commercial Terms and Conditions by a statute or by a court, agency, or other governmental body exercising jurisdiction over the subject matter hereof, by order, by regulation or by other compulsory process (including, but not limited to, deposition, subpoena, interrogatory, or request for production of documents), (4) to the extent required by the applicable regulations of a securities or commodities exchange, (5) to an Affiliate (but only if such Affiliate agrees to be bound by the provisions of this Section A.31), or (6) to the extent necessary for Supplier to pursue any form of regulatory remedy or complaint against Company.

2) With reference to Section 81.060 of the Texas Natural Resources Code, and any successor statute, Supplier agrees that the provisions of this Section A.31 have been freely negotiated between itself and Company and that Company has not required Supplier's agreement hereto as a condition to entry into this Agreement.

A.32. TEXAS DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT

THE PARTIES CERTIFY THAT THEY ARE NOT "CONSUMERS" WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41, *ET SEQ.*, OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED ("DTPA"). THE PARTIES COVENANT, FOR THEMSELVES AND FOR AND ON BEHALF OF ANY SUCCESSOR OR ASSIGNEE, THAT, IF THE DTPA IS APPLICABLE TO THIS AGREEMENT, (1) THE PARTIES ARE "BUSINESS CONSUMERS" AS THAT TERM IS DEFINED IN THE DTPA, (2) OTHER THAN SECTION 17.555 OF THE TEXAS BUSINESS AND COMMERCE CODE, EACH PARTY HEREBY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES THEREUNDER AS APPLICABLE TO THE OTHER PARTY AND ITS SUCCESSORS AND ASSIGNS, AND (3) **EACH PARTY SHALL DEFEND AND INDEMNIFY THE OTHER PARTY FROM AND AGAINST ANY AND ALL CLAIMS (AS DEFINED IN SECTION A.1) OF OR BY THE INDEMNIFYING PARTY OR ANY OF ITS SUCCESSOR AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES OR SUBSIDIARIES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.**

A.33. MISCELLANEOUS PROVISIONS

1) **Severability:** Except as provided in the following sentence, the invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of any other provisions hereof or this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed to the maximum extent possible as if such invalid provision had not been included herein. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement and such invalidity or unenforceability has or would have a material and substantial negative impact on the rights, duties or obligations of either Party, then the Parties shall meet in good faith to determine if such negative impact can be eliminated or mitigated. If such negative impact can not be eliminated or mitigated to the satisfaction of the Party affected thereby, that Party shall have the right to terminate this Agreement.

2) No Third Party Beneficiary: Unless expressly provided for in this Agreement, nothing in this Agreement shall entitle any Persons other than Supplier or Company, or their successors or assigns, to any claim, cause of action, remedy or right of any kind relating to the transaction(s) contemplated by this Agreement.

3) Relationship of Parties: The rights and obligations of the Parties hereto shall be defined solely by the terms hereof and nothing herein shall be construed as creating a partnership of any kind, joint venture, association or trust. Each Party in the performance of this Agreement is engaged in an independent business and nothing herein contained shall be construed as giving either Party any right to control the other Party in any way in the performance of the other Party's business. Neither Party shall have any right to exercise control over any of the other Party's employees, representatives, agents or contractors. All employees, representatives, agents or contractors of a Party shall be entirely under the control and direction of that Party.

4) Waiver: No waiver by either Party of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from performance of any other provision, condition or requirement herein; nor shall it be deemed to be a waiver of, or in any manner release the other Party from future performance of the same provision, condition, or requirement; nor shall any delay or omission of a Party in exercising any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

5) Principles of Construction and Interpretation: In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement IT BEING EXPRESSLY ACKNOWLEDGED BY THE PARTIES THAT THEY HAVE REVIEWED, UNDERSTAND AND AGREED TO ALL THE PROVISIONS CONTAINED IN THIS AGREEMENT AND HAVE HAD ADEQUATE OPPORTUNITY TO OBTAIN REVIEW BY LEGAL COUNSEL REGARDING SAME; (ii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iii) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions; and (iv) the plural shall be deemed to include the singular and vice versa, as applicable.

6) Headings: The headings of the provisions, paragraphs, sections and exhibits of this Agreement are for convenience of reference only and shall not constitute a part, nor modify, define or limit any of the terms or provisions hereof.

7) Prior Agreements Superseded; Entire Agreement: This Agreement integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter.

8) Counterparts: This Agreement, and/or any amendment thereto, may be executed in multiple counterparts, each of which shall be deemed an original Agreement upon the signature by each of the Parties on at least one counterpart, but all of which shall be deemed to be one and the same document. This Agreement shall be considered valid and binding only after it has been executed by an officer or duly appointed agent of each of the Parties, without any changes or modifications hereto.

9) Amendments: This Agreement may not be amended or modified in any manner except by a written document signed by both Parties that expressly amends this Agreement.

10) Further Assurances: Each Party, upon the request of the other Party, agrees to perform any further acts and execute and deliver any other documents which may be reasonably necessary to carry out the provisions of this Agreement.

A.34. CHANGE IN LAW

Notwithstanding anything contained in this Agreement to the contrary, in the event there is an enactment of, or change in, any law or regulation after the effective date of this Agreement which, in Company's sole determination, results in a governmental authority requiring Company to hold or acquire emission allowances or their equivalent related to the carbon dioxide content or emissions or the greenhouse gas content or emissions attributable to Supplier's Gas and/or related to the purchase, gathering, compression, treating and/or processing of such Gas (collectively, "Supplier's GHG Emissions"), then Supplier will provide those allowances to Company in a timely manner (or indemnify Company for any consequences of providing them late). If Supplier fails to provide such emission allowances and Company incurs an expense to acquire such allowances in the marketplace or otherwise, or if any other additional economic burden is placed on Company in connection with or related to Supplier's GHG Emissions, including but not limited to any tax, assessment, permit or other cost or expense (collectively, "Emissions Charges"), such Emissions Charges shall be fully the responsibility of Supplier. Should Company incur any such Emissions Charges, Company shall provide Supplier with a statement of such charges and shall either deduct such charges from amounts payable to Supplier under this Agreement or invoice Supplier for such charges, which shall be payable to Company within thirty (30) Days of receipt of Company's invoice.

EXHIBIT B – DEDICATED ACREAGE AND/OR DEDICATED WELLS

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GAS PURCHASE AGREEMENT

DEDICATED ACREAGE

County: -- Stephens
State:--- TX
Existing Wells: --- Pugh Master Meter (Pugh #6, 7 & 8)
Supplier's Gross Working Interest: ----------------------- 100%
Legal Description:--- 181.9 acres, more or less, out of SW corner of Section 11, Block 5, T&P RR Co. Survey, A-330.

PLEASE VERIFY LEASE DESCRIPTIONS

EXHIBIT C – QUALITY SPECIFICATIONS

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GAS PURCHASE AGREEMENT

In the event the Gas delivered hereunder does not meet any one or more of the following quality specifications, Company reserves the right at any time to restrict delivery of, or cease taking, such Gas for so long as such conditions exist. Company may elect to take Gas not meeting the required quality specifications; however, Company's election to do so shall not constitute a waiver of the quality specifications described herein.

Hydrogen Sulfide	0.25 grains or less per 100 cubic feet
Carbon Dioxide	2.0% or less by volume
Oxygen	No oxygen
Water	No free water
Foreign Materials	Commercially free from dust, gum, gum-forming constituents, dirt, or other liquid or solid matter, impurities and other objectionable substances that might become separated from the Gas prior to entering the Plant.
Heating Value	Not less than one thousand one hundred fifty (1,150) Btus per cubic foot.
Temperature	Not less than 40° F or more than 120° F
Total Inerts	Not more than four percent (4%) by volume
Total Sulphur	1.00 grains or less per 100 cubic feet

EXHIBIT D – ALLOCATION METHODOLOGY
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GAS PURCHASE AGREEMENT

Plant Products

The Plant Products attributable to the Gas delivered by Supplier hereunder during each Month shall be the quantities of Plant Products obtained by multiplying the volume of Gas delivered hereunder by the Recovered Plant Product GPM of such Gas for each Plant Product. The "Recovered Plant Product GPM" as used herein shall be the "Plant Product GPM" for each Plant Product, determined as provided for in the Section in the General Terms and Conditions entitled "Settlement Tests", multiplied by the Actual Plant Product Recovery Adjustment. The "Actual Plant Product Recovery Adjustment" shall be a fraction, the numerator of which shall be the volume of each Plant Product recovered and saved at the Plant during each Month; and the denominator of which shall be the theoretical quantity of those same Plant Products contained in the total volume of Gas delivered to Company from all sources during each Month. The total theoretical quantity of each Plant Product shall be the summation of the volumes of each Plant Product attributable to all Gas received by Company from all sources at all Delivery Point(s) as determined by multiplying the volumes of such Gas each Month by the Plant Product GPM of such Gas.

Residue Gas

The Residue Gas attributable to the Gas delivered hereunder shall be allocated on a Btu basis, based on a factor, the numerator of which will be Supplier's wellhead delivered Btu's, reduced by subtracting (1) Supplier's calculated Btu's extracted as Plant Products and (2) Supplier's allocated Plant Fuel and hydrogen sulfide, and the denominator of which will be the sum of all Plant wellhead delivered Btu's, reduced by subtracting the calculated Btu's extracted as Plant Products, actual Btu's of Plant Fuel, and hydrogen sulfide, such factor to be multiplied by the total Plant Residue Gas available at the tailgate of the Plant.

Supplier may use Gas produced from the Dedicated Acreage and/or Dedicated Well(s) for the purpose of developing and operating same, excluding the use of Gas for Gas lifting or for pressure maintenance and/or cycling operations, but Company shall not be obligated to return Residue Gas to Supplier's lease for use in the development and operation of the Dedicated Acreage and/or Dedicated Well(s); it being Supplier's obligation to make arrangements to receive any such Residue Gas at the tailgate of the Plant. In the event that the amount of Residue Gas taken by Supplier for in connection with its operations on the Dedicated Acreage or on the Dedicated Well exceeds the amount of Supplier's share of such Residue Gas for such Month, Company shall charge Supplier for such excess Residue Gas based on Company's cost for and expenses to acquire such excess Residue Gas.

Notwithstanding anything in this Agreement to the contrary, Company, in its sole discretion, may at any time and from time to time change the allocation procedures utilized to allocate Supplier's share of Products and Residue Gas to accommodate changes in industry practices or standards and to more accurately allocate such production.

Allocation of Compression Fuel Costs

In the event Company incurs costs: A) with a pipeline to transport fuel gas to operate compression on the Gathering System; B) with a gas provider to purchase fuel gas to operate compression on the Gathering System or C) with an electrical power provider to operate electrical powered compressors on the Gathering System or at the Plant; then such costs (the "Compression Fuel Costs") will be allocated to Supplier's Gas using either or both of the two following methods, (as determined in Company's sole discretion) with only one method to be used as to any one of the three above described categories of Compression Fuel Costs:

Method One: By calculating and allocating to Supplier a volume of Residue Gas, in MMBtus (**"Supplier's Allocated Compression Fuel Costs MMBtus"**) equivalent in value to the Compression Fuel Costs, to be calculated as follows:

1st) Calculate *Total Equivalent MMBtus* by dividing total Compression Fuel Costs incurred for the Gathering System and the Plant by the per MMBtu Weighted Average Residue Gas Sales Price (as defined in Section 1.B(2) of the Commercial Terms and Conditions portion of the attached Agreement);

2nd) Calculate *Supplier's Allocated Compression Fuel Costs MMBtus* by multiplying *Total Equivalent MMBtus* by a factor, the numerator of which is the volume of Gas, in MMBtus, delivered hereunder and the denominator of which is the total volume of all Gas, in MMBtus, gathered to the Plant through the Gathering System.

3rd) Deduct *Supplier's Allocated Compression Fuel Costs MMBtus* from Supplier Allocated Residue prior to determining compensation payable for Residue Gas pursuant to the Commercial Terms and Conditions.

Method Two: By allocating a portion of the total Compression Fuel Costs incurred for the Gathering System and the Plant, in dollars, to be calculated as follows:

1st) *Supplier's Allocated Compression Fuel Costs* shall be determined by multiplying the total Compression Fuel Costs incurred for the Gathering System and the Plant times a factor, the numerator of which is the volume of Gas, in MMBtus, delivered hereunder and the denominator of which is the total volume of all Gas, in MMBtus, gathered to the Plant through the Gathering System.

2nd) *Supplier's Allocated Compression Fuel Costs* will then be subtracted from the Residue Gas Settlement Value payable to Supplier by Company pursuant to the Commercial Terms and Conditions.

Changes in Allocation Procedures

Notwithstanding anything in this Agreement to the contrary, Company, in its sole discretion, may at any time and from time to time change the allocation procedures utilized to allocate Supplier's share of Products, Residue Gas and Compression Fuel Costs to accommodate changes in industry practices or standards and to more accurately allocate such production and costs.

EXHIBIT E – SPECIAL PROVISIONS

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GAS PURCHASE AGREEMENT

The paragraph entitled **A.8. ROYALTIES AND OTHER PAYMENTS** shall be deleted in its entirety and replaced by:

A.8. ROYALTY DISBURSEMENT

The following provisions supplement and amend Section A.6, Payments to Supplier, and Section A.8, Royalties and Other Payments, of the General Terms and Conditions, but do not amend same as to any Interest Owners that are not Direct Pay Interest Owners, as defined below.

Company agrees to disburse on behalf of Supplier the amounts hereunder which are required by Supplier to be remitted to the owners of the following types of interests: royalty interests, working interests, overriding royalty interests and any other production payment interests (hereinafter referred to as the "Direct Pay Interest Owners"), provided, however, Company shall in no instance be required to make any disbursements to the Bureau of Land Management, Minerals Management Service or any other federal, state or local governmental agencies or other entities regardless of the nature of the interest to which such disbursements are attributable and no such federal, state or local governmental agency or other entity shall be considered to be a Direct Pay Interest Owner.

As an accommodation to Supplier, Company agrees to pay to the Direct Pay Interest Owners their respective proportionate shares of Supplier's Proceeds, in such proportions as contained in written instructions from Supplier to Company setting forth the percentage of such Proceeds that each Direct Pay Interest Owner is entitled to. It is understood and agreed that Company assumes no liability other than for the payment of such amounts in accordance with the written instructions received from Supplier prior to the time Company is to commence payment on behalf of Supplier and as Supplier may from time to time thereafter provide to Company. It is understood and agreed that in making such payments, Company will deduct from the amounts due to Supplier for Supplier's Gas purchased hereunder all amounts payable to the Direct Pay Interest Owners as provided herein. In the event any Direct Pay Interest Owner fails or refuses to accept payment from Company, or refuses to sign a stipulation of interest, division order or transfer order submitted by Company then, at Company's sole discretion, Company shall not be obligated to make payments to such Direct Pay Interest Owners and may thereafter make such payments directly to Supplier for the account of such Direct Pay Interest Owners. It is understood and agreed that Company shall not be required to make any payments to any Direct Pay Interest Owner until such time as the amount owed to that Direct Pay Interest Owner totals at least one hundred dollars ($100.00), or such lesser amount as may be required by applicable laws, it being the obligation of Supplier to obtain such Direct Pay Interest Owner's consent to such withholding of payment. **Supplier does hereby agree to defend, indemnify and hold Company and its Affiliates (including their respective directors, officers, employees, agents and representatives) harmless from and against any and all claims, demands or causes of action of any kind, together with all loss, damage and expense, including interest, court costs, expert fees and reasonable attorney's fees, arising out of, related to, or in any way connected with, the payments so made by Company to the Direct Pay Interest Owners as provided herein.**

The paragraph entitled **A.9. TAXES** shall be deleted in its entirety and replaced by:

A.9. TAXES

Supplier agrees to bear and to pay or cause to be paid all Taxes applicable to Supplier's Gas delivered to Company hereunder. In addition, Supplier agrees to bear all Taxes assessed on Supplier's settlement share of the Plant Products and Residue Gas extracted from Supplier's Gas (or the Proceeds attributable thereto, as the case may be) and any fuel use, Processing or environmental Taxes which may be assessed against Company. As an accommodation to Supplier, Company agrees to disburse any such Taxes, and Company shall deduct the amounts so paid from any amounts due Supplier hereunder or shall invoice Supplier for same if no payment is due Supplier or if the payment due Supplier is insufficient to cover such Taxes and/or

assessments. Each Party agrees to make all Tax reports which it is obligated to make to the applicable taxing authorities.

Neither Party hereto shall be responsible or liable for any Taxes or other statutory charges levied or assessed against any of the facilities of the other Party used for the purpose of carrying out the provisions of this Agreement. Each Party shall pay any and all ad valorem, employment, occupation, income and other Taxes of like nature levied, assessed or collected on or with respect to that Party's property or operations or shall furnish to the other Party all Tax exemption certificates exempting such Party from the obligation to pay any such Taxes.